EXHIBIT 10.29

Equipment Line Loan Agreement

THIS EQUIPMENT LINE LOAN AGREEMENT (the “Agreement”), is entered into as of October 31, 2011, between BOVIE MEDICAL CORPORATION, a Delaware corporation (the “Borrower”), with an address at 5115 Ulmerton Road, Clearwater, Florida  33760 in favor of  PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 201 East Pine Street, Suite 200, Orlando, Florida  32801.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.  Loan and Hedge Obligations.  Subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement, the Bank has made or may make one or more loans as hereinafter described to the Borrower and in connection therewith has or may from time to time enter into one or more interest rate swap transactions in connection therewith.  The parties agree as follows:

1.1.  Equipment Loan.  Subject to the terms and conditions set forth in this Agreement, the Bank hereby establishes for the benefit of the Borrower a non-revolving line of credit facility (the “Equipment Loan”) in the maximum aggregate principal amount of $1,000,000.00 (the “Permitted Loan Limit”) upon the following terms and conditions:

(a)  The Bank agrees from time to time during the period (the “Advance Period”) from the date hereof until the earlier of (i) the date when the Bank has made Advances (as hereinafter defined) which, in the aggregate, equal the Permitted Loan Limit, (ii) the date when the Bank receives written notice from the Borrower (which note shall be irrevocable) informing the Bank that the Borrower does not intend to request further advances hereunder and acknowledging that the Bank shall have no obligation to make further Advances hereunder, or (iii) October 31, 2012, or such later date as may be designated by the Bank by written notice to the Borrower (the “Conversion Date”) to lend to the Borrower under the Equipment Loan upon the request of the Borrower up to the Permitted Loan Limit subject to the terms and conditions set forth herein and in the Note (as hereinafter defined).  During the Advance Period, the Borrower shall be entitled to receive up to the Permitted Loan Limit in one or more advances (each, an “Advance” and collectively, the “Advances”), except as otherwise specifically set forth in this Agreement.  In no event may the aggregate principal amount advanced under the Equipment Loan exceed the Permitted Loan Limit.  Advances under the Equipment Loan shall be used solely to finance the acquisition of equipment and machinery (“Equipment”), shall be evidenced by a Non-Revolving Equipment Line of Credit Note in the face amount of $1,000,000.00 executed or to be executed by the Borrower in favor of the Bank (as the same may be amended, modified, renewed, extended or replaced from time to time, the “Note”) acceptable to the Bank, shall bear interest at the rate or rates set forth in the Note and shall be payable as set forth in the Note.  After the Expiration Date, the Borrower shall not be entitled to receive any further Advances.

(b)  Upon satisfaction of the conditions precedent set forth in this Agreement, the Note and the other Loan Documents (as hereinafter defined), the Borrower shall be entitled to obtain Advances during the Advance Period under the Equipment Loan by giving written notice to the Bank (which notice can be made by electronic mail and facsimile transmission, immediately confirmed by sending the original notice to the Bank so that the same is received by the Bank no later than three (3) Business Days (as defined in the Note) after the date of the electronic mail or facsimile transmission), which request shall be in the form attached hereto, or such other form as may be acceptable to the Bank, and shall specify:  (i) the amount of the requested Advance, (ii) the date on which the Advance is requested (which must be a Business Day) and (iii) a complete, adequate description of the Equipment being acquired, and shall be accompanied by all pertinent information relating to the Equipment, including the purchase price and a copy of the invoice or purchase order, together with all other relevant information relating to such Equipment as the Bank may request.  The amount of each Advance may not exceed ninety percent (90%) of the purchase price of the Equipment being purchased.

(c)  On the Conversion Date, the aggregate outstanding principal amount of Advances under the Equipment Loan will be converted to a term loan, upon the terms set forth in the Note.  The amortization schedule of the term loan shall be determined by the Bank on the Conversion Date based on the nature and type of Equipment financed and, if necessary, the Note shall be modified accordingly.  On the Conversion Date, the Borrower shall pay to the Bank a commitment fee in the amount of fifty (50) basis points (0.50%) of the aggregate outstanding principal balance of the Note on the Conversion Date which is being converted to the term loan.

1.2.  Hedge Obligations.  The Borrower may, from time to time, enter into one or more interest or currency swaps, futures, options or other interest rate protection or similar agreements with respect to all or any portion of the Equipment Loan, each of which is a “Transaction” pursuant to and defined in one or more ISDA Master Agreements (whether one or more, the “Master Agreement”) (the obligations of the Borrower under the Master Agreement, as supplemented by one or more Transactions from time to time, whether simultaneously herewith or after the date hereof, under the Master Agreement, being herein called the “Hedge Obligations”).

2.  Security.  The security for repayment of the Equipment Loan and all Hedge Obligations in connection therewith shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank, including, without limitation, the Security Agreement executed or to be executed by the Borrower in favor of the Bank (the “Security Agreement” and collectively with all other security documents executed in connection herewith, the “Security Documents”), which shall secure repayment of the Loans, the Notes and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).  Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Equipment Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.  Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.  Existence, Power and Authority.  The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of its State of incorporation and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.  The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2.  Financial Statements.  The Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows, each for the period ending June 30, 2011 (the “Historical Financial Statements”).  The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments.

3.3.  No Material Adverse Change.  Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4.  Binding Obligations.  The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.

3.5.  No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of:  (i) its articles of incorporation or bylaws ; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.  Title to Assets.  The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on the Addendum attached hereto.

3.7.  Litigation.  There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could reasonably be expected to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operations and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change.  All pending and known threatened litigation against the Borrower is listed on the Addendum attached hereto.

3.8.  Tax Returns.  The Borrower has filed or obtained valid extensions for all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.

3.9.  Employee Benefit Plans.  Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10.  Environmental Matters.  The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority  concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11.  Intellectual Property.  The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.

3.12.  Regulatory Matters.  No part of the proceeds of the Equipment Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13.  Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.

3.14.  Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially and adversely affects or, so far as the Borrower can now reasonably foresee, might materially adversely affect the business, assets, operations,  condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

4.  Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will:

4.1.  Books and Records.  Maintain books and records in accordance with GAAP and give representatives of the Bank, subject to an appropriate non-disclosure agreement, access thereto at all reasonable times and upon reasonable notice,, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.  Interim Financial Statements; Certificate of No Default.  Furnish the Bank within 50 days after the end of each fiscal quarter, the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period.  The Borrower shall also deliver a certificate, signed by an authorized officer of the Borrower acceptable to the Bank, as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.  As used in this Agreement, “Financial Statements” means the Borrower’s consolidated and, if required by the Bank in its sole discretion, consolidating, balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3.  Annual Financial Statements and Tax Returns.  Furnish the Borrower’s year end consolidated Financial Statements to the Bank within 120 days after the end of each fiscal year.  Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Bank.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.  Furnish to the Bank within 30 days, after their filing with the Internal Revenue Service, copies of the Borrower's federal income tax returns, and all attachments and schedules thereto.

4.4.  Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its sole discretion.

4.5.  Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its corporate organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6.  Insurance.  Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts,  as is customary for established companies engaged in the same or similar business and similarly situated.  In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.7.  Compliance with Laws.  Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.8.  Bank Accounts.  Establish by December 1, 2011, and maintain at the Bank thereafter, the Borrower’s primary depository accounts.

4.9.  Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum attached hereto.

4.10.  Additional Reports.  Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower which seeks damages in excess of $100,000, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA), (iv) any event which might reasonably be expected to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower or (v) any change in the name of the Borrower (within three (3) business days of such change).

5.  Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Bank’s prior written consent:

5.1.  Indebtedness.  Create, incur, assume or suffer to exist any indebtedness for borrowed money other than:  (i) the Equipment Loan and any other existing or subsequent indebtedness to the Bank (including, without limitation, the Revolving Loan, as hereinafter defined); (ii) indebtedness incurred in connection with the Bonds, as defined herein; and (iii) open account trade debt incurred in the ordinary course of business and not past due.

5.2.  Liens and Encumbrances.  Except as provided in Section 3.6, and other than licenses of patents, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except liens securing purchase money indebtedness and liens which are subordinate to the security interest of the Bank hereunder and under the other Loan Documents.

5.3.  Guarantees.  Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.4.  Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except   investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Bank in its sole discretion.

5.5.  Merger or Transfer of Assets.  Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.

5.6.  Change in Business,  Make or permit any change in its form of organization or the nature of its business as carried on as of the date hereof.

5.7.  Acquisitions.  Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

5.8  Restriction on Transfer or Encumbrance of Intellectual Property.  During the term of this Agreement, and other than licenses of patents, the Borrower shall not, without the prior written consent of the Bank, sell, convey, assign or otherwise transfer or mortgage, pledge, hypothecate or otherwise encumber any of its intellectual property, including, without limitation, patents, patent applications, copyrights, copyright applications, tradenames, trademarks, service marks and trademark applications.

6.  Events of Default.  The occurrence of any of the following will be deemed to be an Event of Default:

6.1.  Covenant Default.  The Borrower defaults in the performance of any of the financial covenants contained in the Addendum to this Agreement.  The Borrower defaults in the performance of any of the other covenants or agreements contained in this Agreement which is capable of being cured, and which default is not cured within fifteen (15) days after the earlier of the date on which (a) any officer of the Borrower becomes aware of such default or (b) written notice thereof shall have been given to the Borrower by the Bank.

6.2.  Breach of Warranty.  Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete when made.

6.3.  Other Default Under Loan Documents.  The occurrence of an Event of Default as defined in the Note, the Security Documents or any of the other Loan Documents which remains uncured after the expiration of any applicable grace or cure period.

6.4.  Default Under Other Loans.  The occurrence of a default or an event of default under any and all further or future loans or advances extended by the Bank to the Borrower from time to time, including, without limitation, the revolving line of credit loan facility (the "Revolving Loan") extended to the Borrower simultaneously herewith pursuant to that certain Revolving Loan Agreement of even date herewith between the Borrower and the Bank (as amended modified, supplemented, restated or replaced from time to time, the "Revolving Loan Agreement"), or any of the documents executed in connection therewith which remains uncured after the expiration of any applicable grace or cure period.

6.5  Default Under Bond Documents  The occurrence of a default or an event of default under the Credit Agreement of even date herewith, between the Borrower and the Bank relating to the Pinellas County Industrial Development Authority Industrial Revenue Bonds (Bovie Medical Corporation Project) Series 2008 (the "Bonds"), or any other documents executed in connection therewith or with the Bonds which remains uncured after the expiration of any applicable grace or cure period.

6.6  Default Under Other Credit Accommodations.  Any default shall occur under any other loans, advances, debts, liabilities, leases, obligations or credit accommodations of any kind or nature, present or future, extended to the Borrower by the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., including, without limitation, PNC Equipment Finance, LLC which remains uncured after the expiration of any applicable grace or cure period.

6.7  Material Adverse Effect. The occurrence of any event which could reasonably be expected to result in a Material Adverse Effect.  For purposes hereof, "Material Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under the Loan Documents, (c) the rights and remedies of the Bank under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents, except changes due to general economic conditions or in the financial markets.

Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.  Conditions.  The Bank’s obligation to make the initial advance under the Equipment Loan is subject to the conditions that as of the date of the advance:

7.1.  No Event of Default.  No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

7.2.  Authorization Documents.  The Bank shall have received certified copies of resolutions of the board of directors of the Borrower authorizing the obtaining of the Equipment Loan, the pledging of the assets of the Borrower as collateral for the Equipment Loan and the Hedge Obligations, the execution of the Note and the other Loan Documents; or other proof of authorization satisfactory to the Bank; and

7.3.  Receipt of Loan Documents.  The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement, which may include an opinion of counsel in form and substance satisfactory to the Bank for any party executing any of the Loan Documents.

7.4.  Receipt of Commitment Fee.  The Bank shall have received the non-refundable commitment fee in the amount of fifty (50) basis points (i.,e., 0.50%) of the Equipment Loan on the Conversion Date.

7.5.  Payment of Bank's Counsel's Fees and Costs.  The Bank's counsel, Akerman Senterfitt, shall have received payment of all its fees and costs as reflected in the Closing Statement.

7.6.  Evidence of Termination of Existing Indebtedness.  The Bank shall have received evidence satisfactory to the Bank of repayment and termination of all existing indebtedness to and termination of all existing liens in favor of RBC Bank (USA).

7.7.  Satisfaction of Other Commitment Letter Conditions.  All other conditions precedent contained in the commitment letter dated September 23, 2011 and the Term Sheet attached thereto issued to the Borrower by the Bank shall have been completed and/or satisfied to the Bank's satisfaction.

8.  Expenses.  The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Equipment Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.  Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Equipment Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

10.  Miscellaneous.

10.1.  Notices:  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.  Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

10.3.  Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.  Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6.  Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8.  Interpretation.  In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9.  No Consequential Damages, Etc.  The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Equipment Loan.

10.10.  Assignments and Participations.  At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Equipment Loan.  The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Equipment Loan.

10.11.  Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of Florida.  THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, EXCLUDING ITS CONFLICT OF LAWS RULES.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12.  USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The first time a borrower requests a loan, the Bank will ask for the borrower's legal name, address, tax ID or social security number and other identifying information.  The Bank may ask for copies of business licenses, governing documents or other documents evidencing the existence and good standing of the entity.  For individuals (including sole proprietors and general partners of general partnerships) the Bank will ask for the date of birth, and may also ask to see and retain a copy of a driver's license or other identifying documents.  The Borrower acknowledges that the Bank may from time to time request such documents and information in order to comply with such federal law and the Borrower agrees to promptly provide same to the Bank upon request.

10.13. Electronic Transmission of Data. The Bank and the Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet. This data may be transmitted to, received from or circulated among agents and representatives of the Borrower and the Bank and their respective affiliates and other persons involved with the subject matter of this Agreement. The Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that the Bank does not control the method of transmittal or service providers, (b) the Bank has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission unless caused solely by its gross negligence or intentional misconduct, and (c) the Borrower will release, hold harmless and indemnify the Bank from any claim, damage or loss, including that arising in whole or part from the Bank's strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data excluding matters arising solely from the gross negligence or intentional misconduct of Bank.

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10.14.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document as of the date first written above.

Signed and delivered in the presence of:	BORROWER:

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:
Print Name:	Name:
Title:

Print Name:

BANK:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

ADDENDUM

ADDENDUM to that certain Equipment Line Loan Agreement dated October 31, 2011 between Bovie Medical Corporation, as the Borrower, and PNC Bank, National Association, as the Bank.  Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement.  Section numbers below refer to the sections of the Agreement.

3.6  Title to Assets. Describe additional liens and encumbrances below:

Liens on pari passu basis in favor of the Bank to secure the Revolving Loan extended to the Bank under the Revolving Loan Agreement and the obligations of the Borrower under the Bond Documents.

Secured Party	Filing Information	Collateral
Cisco Systems Capital Corporation	Delaware 83939848 11/25/2009	Lease Agreement by and between Cisco Systems Capital Corporation and Bovie Medical Corporation on specific equipment
US Express Leasing, Inc.	Delaware 6269871 08/04/2006	Lease Agreement dated July 19, 2006

3.7  Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

The Financial Industry Regulatory Authority (“FINRA”) has conducted a review of trading activity in the Company common stock surrounding the November 4, 2010 news announcement that the Company applied for 510(k) clearance from the FDA to market its J-Plasma hand piece for additional uses and the November 9, 2010 news announcement that the Company filed additional patents for its J-Plasma hand piece and earnings for the quarter ended September 30, 2010.  In furtherance of this review,  FINRA requested certain information from the Company, which the Company responded to.  Notice was recently received that the inquiry is completed.

On July 9, 2010, Bovie filed a complaint in the United States District for the Middle District of Florida (Tampa division) naming Steven Livneh, who at the time was a director of the Company, and two of his related entities as defendants. In its complaint, the Company are seeking, among other things, a declaratory judgment from the Court concerning its rights under certain agreements entered into with the defendants in 2006 in connection with the acquisition of certain assets and technology, including intellectual property relating to the Company’s Seal-N-Cut™ product. The Company is also seeking damages for breach of contract, breach of fiduciary duty by Mr. Livneh relating to his service as an officer and director of the Company, tortious interference with contractual relations, defamation, slander of title and injunctive relief.  Mr. Livneh filed a motion seeking to (a) dismiss the complaint or, in the alternative, to (b) transfer venue. On December 20, 2010 the court issued an order dismissing without prejudice five of our fifteen claims, due to New York being defined in the forum selection clauses in two of the underlying contracts with Mr. Livneh.  The Company re-filed these five claims in federal court in New York.  Mr. Livneh’s motion to dismiss the remaining claims in Florida was denied and the venue was not transferred.

On January 10, 2011 defendant Livneh filed a counter-complaint/third party complaint against the Company, its CEO, and COO, alleging fraud, fraud in the inducement, fraudulent misrepresentation, breach of fiduciary duty, negligent misrepresentation, innocent misrepresentation, breach of contract, tortuous interference, shareholder derivative, defamation, breach of good faith and fair dealing, violation of the Uniform Trade Secrets Act, and violation of the Florida Whistleblower’s Act, and seeking rescission and a declaratory judgment. In addition to the foregoing relief, defendant also seeks reinstatement of Mr. Livneh to the Company’s board of directors, issuance of certain shares of unrestricted stock, compensatory, actual and/or special damages, punitive and/or exemplary damages, and attorney’s fees and costs. Discovery in the matter is proceeding and a mediation has been scheduled for November 2011.

On September 19, 2011, Bovie Medical Corporation (the “Company”) was served in a purported stockholder derivative action that was filed in the United State District Court for the Middle District of Florida against the Company and certain of its present and former officers and directors.  The complaint asserts, among other things, breach of fiduciary duties and bad faith in relation to the management of the Company.  The complaint seeks, among other things, unspecified compensatory damages and various forms of equitable relief.  The Company is reviewing the allegations in the complaint but believes them to be frivolous and without merit and intends to defend the action vigorously.

An action was commenced by Darla Thompson in the 14th Judicial District, Parish of Calcasieu, State of Louisiana alleging product liability and seeking unspecified damages arising out of the use of a Bovie generator.  The Company’s insurance carrier is defending the claim subject to a $25,000 deductible.    The Company does not believe any award or settlement in this matter will be material.

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1)  The Borrower will maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter, on a rolling four quarters basis of at least 1.50:1.00, commencing with the fiscal quarter ending December 31, 2011.

(2) The Borrower will maintain at all times a ratio of total liabilities to Tangible Net Worth of less than 0.75:1.00, tested quarterly, as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2011.

As used herein:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrower’s Financial Statements as of one year prior to the date of determination.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid plus dividends plus Unfunded Capital Expenditures.

“GAAP” means generally accepted accounting principles as defined by the Financial Accounting Standards Board as from time to time in effect that are consistently applied and, when used with respect to the Borrower, that are consistent with the accounting practice of the Borrower, reflected in the Financial Statements for the Borrower, with such changes as may be approved by an independent public accountant satisfactory to the Bank.

“Tangible Net Worth” means stockholders' equity in the Borrower less any advances to affiliated parties less all items properly classified as intangibles, in accordance with GAAP.

“Unfunded Capital Expenditures” means capital expenditures made from the Borrower’s funds other than funds borrowed as term debt to finance such capital expenditures.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

Request for Advance Advance Number _______

BOVIE MEDICAL CORPORATION (the “Borrower”) hereby requests an advance in the amount of $__________________ under the Non-Revolving Equipment Line of Credit Note in the face amount of $1,000,000.00 executed by the Borrower and delivered to PNC BANK, NATIONAL ASSOCIATION (the “Bank”), dated October 31, 2011 (the “Note”).  Initially capitalized words and terms used herein without definition shall have the respective meanings assigned to them in the Note.

To induce the Bank to make such advance, the Borrower hereby represents and agrees as follows:

1.  The advance hereby requested is for the following purpose (check one) :

Acquisition of the following Equipment:

Other pertinent information about this Equipment the cost thereof, as required in the Equipment Line Loan Agreement, is included with this Request for Advance.

2.  No Event of Default exists and no event has occurred which with the passage of time, notice or both would constitute an Event of Default.

3.  The approval of this Request for Advance by the Bank will not be deemed to be a waiver by the Bank of any Event of Default.

4.  The Borrower has performed all of its obligations under the Loan Documents, and all of the representations and warranties made by the Borrower in the Loan Documents are true and correct as of the date hereof.

5.  The undersigned has been duly authorized by the Borrower to make this request for advance.

WITNESS the due execution hereof with the intent to be legally bound hereby as of this _____ day of _______________, _____.

BOVIE MEDICAL CORPORATION,
a Delaware corporation

By:
Name:
Title: